--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES: JANUARY 31, 2005
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(h) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name AND Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
   K CAPITAL PARTNERS, LLC                      PRIME GROUP REALTY TRUST ("PGE")                    Director          X  10% Owner
                                                                                               ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. I.R.S. Identification   4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Day/Year                    below)       below)
                                                Person, if an entity                          -----------------  ------------------
   75 PARK PLAZA                                (voluntary)                10/23/02
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original   ___Form filed by One Reporting Person
   BOSTON, MA 02116                                                        (Month/Day/Year)   _X__Form filed by More than One
                                                                                                 Reporting Person
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of   2. Trans-  2A. Deemed     3. Trans-     4. Securities Acquired (A)      5. Amount of      6. Owner-     7. Nature
   Security      action      Execution     action        or Disposed of (D)              Securities        ship          of In-
   (Instr. 3)    Date        Date,         Code          (Instr. 3, 4 and 5)             Beneficially      Form:         direct
                             if any        (Instr. 8)                                    Owned Follow-     Direct        Bene-
                 (Month/     (Month/                                                     ing Reported      (D) or        ficial
                 Day/        Day/          ------------------------------------------    Transaction(s)    Indirect      Owner-
                 Year)       Year)                                   (A) or              (Instr. 3         (I)           ship
                                           Code    V       Amount    (D)     Price        and 4)           (Instr. 4)    (Instr. 4)

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   COMMON STOCK   10/23/02    N/A           P              30,000     A     $129,900     2,658,700(1)        I(2)       GENERAL
                                                                                                                       PARTNER OF
                                                                                                                       INVESTMENT
                                                                                                                       PARTNERSHIP
                                                                                                                           (3)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).

                                                                                                                            (Over)


        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
        TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security     2. Conver-   3. Trans-   3A. Deemed   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action       Execution   tion Code     ative Securities Ac-     cisable and Ex-
                                       Exercise     Date         Date,       (Instr. 8)    quired (A) or Dis-       piration Date
                                       Price of    (Month/       if any                    posed of (D)             (Month/Day/
                                       Deriv-       Day/         (Month/                   (Instr. 3, 4, and 5)     Year)
                                       ative        Year)        Day/
                                       Security                  Year)


                                                                          --------------------------------------  ----------------
                                                                                                                  Date     Expira-
                                                                                                                  Exer-    tion
                                                                           Code    V        (A)        (D)        cisable  Date
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7. Title and Amount of          8. Price of      9. Number of     10. Ownership     11. Nature of
   Underlying Securities           Derivative       Derivative        Form of           Indirect
   (Instr. 3 and 4)                Security         Securities        Derivative        Beneficial
                                   (Instr. 5)       Beneficially      Securities:       Ownership
                                                    Owned             Direct (D) or     (Instr. 4)
                                                    Following         Indirect (I)
                                                    Reported          (Instr. 4)
                                                    Transaction(s)
   -----------------------                          (Instr. 4)
   Title         Amount or
                 Number of
                 Shares
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Explanation of Responses:
   (1) Unable to determine exact pecuniary interest, and the reporting person disclaims beneficial interest in excess of pecuniary interest.

   (2) Interest is held through entities directly and indirectly controlled by K Capital
       Partners, LLC, including 2, 109,256 shares (or 13.4% held by K Capital Offshore
       Master Fund (U.S. Dollar), L.P.

   (3) This filing is not an admission that the reporting perosns are, for purposes of
       Section 16 of the Securities sand Exchange Act of 1934 or otherwise, the beneficial owners of equity securities covered by this statement.



                                                                                         /s/ ROBERT NEEDHAM        *    10/24/02
                                                                                  -----------------------------------  -----------
                                                                                    **Signature of Reporting Person       Date



    ** Intentional misstatements or omissions of facts constitute                        *On behalf of K Capital Partners, LLC,
       Federal Criminal Violations.                                                      Abner Kurtin, Thomas Knott, Harwich
       SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         Capital Partners, LLC and K Capital
                                                                                         Offshore Master Fund (U.S. Dollar), L.P.
    Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, SEE Instruction 6 for procedure.

    Potential persons who are to respond to the collection of information contained
    in this form are not required to respond unless the form displays a currently valid OMB Number.                        Page 2


HTTP://WWW.SEC.GOV/DIVISION/CORPFIN/FORMS/FORM.HTM
LAST UPDATE: 09/05/2002


-------------------------------------------------------------------------------

                             JOINT FILER INFORMATION

--------------------------------------------------------------------------------

NAME                           ADDRESS                       DESIGNATED
                                                             FILER

--------------------------------------------------------------------------------
Abner Kurtin                   c/o K Capital Partners, LLC   K Capital Partners,
                               75 Park Plaza                 LLC
                               Boston, MA  02116
--------------------------------------------------------------------------------
Thomas Knott                   c/o K Capital Partners, LLC   K Capital Partners,
                               75 Park Plaza                 LLC
                               Boston, MA  02116
--------------------------------------------------------------------------------
Harwich Capital                c/o K Capital Partners, LLC   K Capital Partners,
Partners, LLC                  75 Park Plaza                 LLC
                               Boston, MA  02116
--------------------------------------------------------------------------------
K Capital Offshore             c/o K Capital Partners, LLC   K Capital Partners,
Master Fund                    75 Park Plaza                 LLC
(U.S. Dollar), L.P.            Boston, MA  02116
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
                               DATE OF         NATURE OF INDIRECT                ISSUER
NAME                           EVENT           BENEFICIAL OWNERSHIP              (TICKER SYMBOL)
                               REQUIRING
                               STATEMENT
---------------------------------------------------------------------------------------------------------
Abner Kurtin                   10/23/02        Managing Member of Harwich        Prime Group Realty Trust
                                               Capital Partners, LLC             (PGE)

---------------------------------------------------------------------------------------------------------
Thomas Knott                   10/23/02        Managing Member of Harwich        Prime Group Realty Trust
                                               Capital Partners, LLC             (PGE)

---------------------------------------------------------------------------------------------------------
Harwich Capital                10/23/02        Managing Member of K Capital      Prime Group Realty Trust
Partners, LLC                                  Partners, LLC                     (PGE)

---------------------------------------------------------------------------------------------------------
K Capital Offshore             10/23/02        Investment Partnership, of        Prime Group Realty Trust
Master Fund                                    which K Capital Partners, LLC     (PGE)
(U.S. Dollar), L.P.                            is the General Partner
---------------------------------------------------------------------------------------------------------


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